EXHIBIT 10.40










                                       August 6, 2001


Ms. Felicia Denault Thornton
2546 Manhattan Avenue
Hermosa Beach, California  90254

Dear Felicia:

     I am pleased to confirm my verbal offer of employment for the position of Executive Vice President and Chief Financial Officer (CFO) for Albertson's, Inc. (the "Company"). In this assignment, you will report directly to me. Your employment with the Company will commence on August 22, 2001 (the "Effective Date").

     Your initial base salary ("Base Salary") will be $540,000 per annum, payable in accordance with the Company's policies relating to salaried employees. Your Base Salary may be increased (but not decreased) by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in its sole discretion.

     On the Effective Date, the Company shall pay to you an amount in cash equal to $250,000 as a signing bonus, less applicable tax withholding.

     Commencing with the fiscal year of the Company ("Fiscal Year") in which the Effective Date occurs, you will have the opportunity to earn a bonus for each Fiscal Year as recommended by the Compensation Committee in accordance with the Company's annual bonus plan applicable to the Company's senior officers (the "Annual Bonus Plan"). The amount of each annual bonus shall be set by the Compensation Committee and shall be equal to seventy percent (70%) of Base Salary if the applicable "target" performance goals (as defined in the Annual Bonus Plan for such period) are met (the "Target Bonus") and shall not exceed one hundred five percent (105%) of Base Salary. The criteria for determining the amount of any Target Bonus and the bases upon which such Target Bonus shall be payable shall be no less favorable to you than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Compensation Committee.

     As of the Effective Date, you will be granted 60,000 shares of deferrable restricted stock units of the Company ("Restricted Stock Unit Award") in accordance with the form of grant used by the Company for grants made to its senior executive officers; provided that the provisions of such grant shall not be inconsistent with, or provide for additional obligations upon you beyond, the terms of this letter agreement, and shall be subject to reasonable review by


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Ms. Felicia Denault Thornton
August 6, 2001
Page 2

your counsel. Such grant shall provide that 12,000 of such units shall vest on the Effective Date, and 12,000 of such units shall vest on each of the first, second, third and fourth anniversaries of the Effective Date; provided in each case that you have been continuously employed as a senior executive with the Company from the Effective Date through the applicable vesting date, except as otherwise provided in this letter agreement and in such deferrable restricted stock unit agreement. To the extent that dividends are paid on Company common stock after the Effective Date and prior to the date that the Company common stock that is subject to a Restricted Stock Unit Award is issued to you, you shall be entitled to receive a cash payment in an amount equal to the dividends you would have been entitled to receive had you been the owner of such unissued shares on the date such dividends are paid. Such cash payment shall be made at the same time payment of dividends are made to other shareholders of Company common stock.

     As of the Effective Date, you will be granted an option ("Initial Option") to purchase 200,000 shares of common stock of the Company at a per share exercise price equal to the fair market value of the common stock of the Company on the Effective Date in accordance with the form of grant used by the Company for grants made to its senior executive officers; provided that the provisions of such grant shall not be inconsistent with, or provide for additional obligations upon you beyond, the terms of this letter agreement, and shall be subject to reasonable review by your counsel. Such grant will vest and become exercisable in annual installments at the rate of 40,000 shares on each of the first, second, third, fourth, and fifth anniversaries of the Effective Date (each such installment, an "Initial Option Installment"); provided in each case that you have been continuously employed as a senior executive with the Company from the Effective Date through the applicable vesting date, except as otherwise provided in this letter agreement and in such stock option grant agreement.

     You will be entitled to receive additional grants of stock options to purchase shares of common stock of the Company from time to time as recommended by the Compensation Committee in its sole discretion; provided that not later than December 31, 2001, the Compensation Committee will grant to you an option to purchase shares of Company common stock which has a value equal to three million dollars ($3,000,000), the number of shares of which shall be equal to three million dollars ($3,000,000) divided by the closing New York Stock Exchange price of the Company's stock on the date of such grant (which would be approximately 100,000 shares based on the current stock price), and vesting at the rate of twenty percent (20%) of the total shares granted on each of the first, second, third, fourth and fifth anniversaries of the date of such grant (the "First Additional Option"). The First Additional Option grant will be in the same form as the Initial Option. Subsequent annual option awards otherwise shall be subject to the terms and conditions as generally apply to stock options granted to other senior executive officers who participate in the Company's equity incentive plans.

     The Company will also provide reimbursement for reasonable legal and other professional fees and expenses you incur in connection with the negotiation and preparation of this letter agreement. The Company will maintain, for your


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Ms. Felicia Denault Thornton
August 6, 2001
Page 3

benefit, officer liability insurance in a form it maintains for its other senior executive officers. You will be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the same extent as the Company's other senior executive officers. Your rights to such indemnification and insurance will continue so long as you may be subject to liability, whether or not your employment may have terminated prior thereto.

     You will be provided with four (4) weeks of paid vacation per year and sick leave and paid holidays in accordance with the Company's standard policy regarding these benefits for senior executive officers of the Company.

     You will also be eligible to participate in each fringe, welfare and pension benefit and incentive programs adopted from time to time by the Company for the benefit of, and which generally apply to, its highest level of senior executive offers from time to time, including the Company's 401(k) and profit sharing plans.

     The Company will reimburse you in accordance with the Company's relocation policy provided under its "Full Service Move Program for Senior Executive Officers" (the "Relocation Program"), a copy of which has been provided to you previously, in connection with your relocation to Boise, Idaho. Pursuant to the Relocation Program, you will be entitled to a "gross-up" payment with respect to those reimbursement payments described in the Relocation Program in an amount such that, after payment of all applicable taxes on such reimbursement payments and "gross-up" payment, you retain an amount equal to the amount of such reimbursement payments.

     In the event of your termination of employment for any reason, within thirty (30) days following the date of termination, you shall be entitled to receive ("Accrued Obligations"):

     (a)  Any earned, but unpaid, Base Salary;

     (b) Any earned, but unpaid, bonus for any Fiscal Year that ended prior to the Fiscal Year in which the date of termination occurs;

     (c)  The cash equivalent of any accrued, but unused, vacation; and

     (d) Any accrued employee benefits, subject to the terms of the applicable employee benefit plans.

     In the event that your employment is terminated by the Company without Cause (as defined in Exhibit "A" hereto) or you voluntarily terminate your employment for Good Reason (as defined in Exhibit "A" hereto), you shall receive the following severance benefits, in addition to the Accrued Obligations:


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Ms. Felicia Denault Thornton
August 6, 2001
Page 4


     (a)  Severance payments and continuation of benefits as follows:

          (i) For any such termination which occurs prior to the first anniversary of the Effective Date, a lump sum payment equal to three (3) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a period
               ("Continuation Period") of three (3) years (which shall be concurrent with any health care continuation benefits under COBRA);

          (ii) For any such termination which occurs after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, a lump sum payment equal to two (2) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a Continuation Period of two (2) years (which shall be concurrent with any health care continuation benefits under COBRA); and

          (iii)For any such termination which occurs after the second anniversary of the Effective Date, a lump sum payment equal to one (1) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a Continuation Period of one (1) year (which shall be concurrent with any health care continuation benefits under COBRA).

     (b) For any such termination, you shall be entitled to receive a pro-rata portion of the amount due to you under the Annual Bonus Plan for the fiscal year in which the date of termination occurs, which amount shall be payable at the time of payment of bonuses under such plan to senior executives of the Company;

     (c) You shall be deemed to have earned vesting service under all unvested outstanding stock options and all unvested outstanding restricted stock equal to the applicable Continuation Period under subparagraph
          (a) above effective upon a termination of employment. All of your outstanding vested options to purchase Company common stock, after giving affect to additional vesting under the preceding sentence, shall remain exercisable for ninety (90) days from the date of termination;

     (d) Any vested Restricted Stock Unit Awards and restricted stock, after giving affect to additional vesting under subparagraph (c) above, shall become nonforfeitable; and


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Ms. Felicia Denault Thornton
August 6, 2001
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     (e)  You,  to the  extent  determined  to be  nondiscriminatory  under  the
          Company's qualified employee benefit plans, shall become fully vested in your benefits under such plans, and you shall become fully vested with respect to any of the Company's non-qualified benefit plans in which you are a participant.

     In the event of a termination of your employment due to your death, you shall receive: (a) the Accrued Obligations, (b) all options to purchase stock shall be exercisable by your legal representatives and become vested to the extent and in the manner prescribed under the option plan pursuant to which such options were granted, and (c) all restricted stock units and restricted stock granted by the Company to you prior to your death shall become vested and paid to the extent and in the manner prescribed in the plan pursuant to which such units or stock were awarded.

     If a Change in Control shall occur while you are employed by the Company, you will be entitled to the following:

     (a) All of your outstanding options to purchase Company common stock shall become fully vested and shall be exercisable until the date of expiration of the full stated term of the option in the manner prescribed in the plan pursuant to which such options were awarded; and

     (b) Any Restricted Stock Unit Awards and restricted stock that are unvested shall become fully vested and nonforfeitable in the manner prescribed in the plan pursuant to which such units or stock were awarded.

     "Change in Control" shall have the meaning set forth in the Albertson's, Inc. 1995 Stock-Based Incentive Plan in effect on the date hereof, or as hereafter may be modified in a manner more favorable to you.

     If the aggregate of all payments or benefits made or provided to you under this letter agreement and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to you, prior to or coincident with the time any excise tax imposed by Section 4999 of the Code (the "Excise Tax") is payable with respect to such Aggregate Payment, an additional amount that, after the imposition of all penalties, income, excise and other federal, state and local taxes thereon, is equal to the sum of the Excise Tax on the Aggregate Payment and interest and penalties imposed with respect to the Excise Tax and such additional amount ("Additional Amount"). The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to you and the time of payment pursuant to this paragraph shall be made by an independent auditor (the "Auditor") jointly selected by the Company and you and paid by the Company. If the Company and you cannot agree on the firm to serve as the Auditor, then the Company and you shall


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Ms. Felicia Denault Thornton
August 6, 2001
Page 6


each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of your Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial Additional Amount has been paid to you under this paragraph, the Company shall pay to you a further Additional Amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined in the same manner as the initial Additional Amount was determined so as to make you whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of your Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to you has been made, you shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by you and not refundable, all as determined by the Auditor. The Company and you shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by you in connection therewith shall be paid by the Company promptly upon notice of demand from you.

     This letter shall not be construed to create an employment contract of any kind, express or implied, and your employment status shall be and remain "employment at will"; provided, however, that upon termination you shall be entitled to the benefits as set forth in this letter.

     As a condition to receipt of any severance payments or continued benefits under this letter upon your termination for any reason, you will execute a release agreement reasonably satisfactory to Albertson's releasing any and all claims arising out of your employment with the Company.

     In the event of any conflict between the terms of this letter agreement and the terms of any other agreement, award or arrangement contemplated hereby, the terms of this letter agreement shall control.

     If the terms outlined above reflect your understanding of our offer and you accept employment based on these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.


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Ms. Felicia Denault Thornton
August 6, 2001
Page 7


     Felicia, we are extremely pleased to have you join the Albertson's team, and I look forward with great pleasure to our association with you in this important role at Albertson's. I anticipate benefiting from your expertise, and I believe you will help us establish a winning formula for success in the future.

                                       Sincerely,


                                       /s/  Lawrence R. Johnston
                                            -------------------------
                                            Lawrence R. Johnston,
                                            Chief Executive Officer

Accepted and agreed to this
6th day of August, 2001




/s/  Felicia Denault Thornton
     ---------------------------
     Felicia Denault Thornton





















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Ms. Felicia Denault Thornton
August 6, 2001
Page 8



                                    EXHIBIT A


     "Cause" means the occurrence of any one or more of the following:

     (a) That you have been convicted of, or plead guilty or nolo contendere to, a felony involving theft or moral turpitude; or

     (b) That you have engaged in conduct that constitutes gross neglect or willful gross misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or its subsidiaries or their affiliates) with respect to your employment duties which results in material and demonstrable harm to the Company; provided, however, that for purposes of determining whether conduct constitutes willful gross misconduct, no act on your part shall be considered "willful" unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of the Company.

     Notwithstanding the foregoing, the Company may not terminate your employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of the Board, (ii) you are given at least 15 days' written notice of the Board meeting called to make such determination and an opportunity to cure during such notice period, and (iii) you and your legal counsel are given the opportunity to address such meeting.

     "Good Reason" means the occurrence of any one or more of the following, unless you have expressly consented in writing thereto:

     (a) The assignment to you of duties inconsistent in any material respect with your position (including status, offices, titles, and reporting relationships), authority, duties or responsibilities as contemplated hereunder, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within fifteen
          (15) days after receipt of notice thereof given by you;

     (b) Any failure by the Company to comply with any of the material provisions of this letter agreement other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by you; and

     (c) Your being required to relocate to a principal place of employment more than fifty (50) miles from your current principal place of employment as of the Effective Date.




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